Exhibit 10.3
CASH INCENTIVE UNIT AGREEMENT
(Unum Group 2022 Stock Incentive Plan)
THIS AGREEMENT (this “Agreement”), dated as of [Grant Date], is entered into by and between Unum Group, a Delaware corporation (the “Company”), and [Participant Name] (the “Employee”).
W I T N E S S E T H
In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1.Grant, Vesting and Forfeiture of Cash Incentive Units.
(a)Grant. Subject to the provisions of this Agreement and to the provisions of the Unum Group 2022 Stock Incentive Plan (as the same may be amended, the “Plan”), the Company hereby grants to the Employee, as of [Grant Date] (the “Grant Date”), [Number Granted] Cash Incentive Units (the “Cash Incentive Units”), each of which shall be deemed a Performance Unit under the Plan, representing a right to receive $1.00. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.
(b)Earning Cash Incentive Units; Performance Period.
(i)Earning Cash Incentive Units. Subject to Section 1(b)(ii) and 1(c) below, the Employee shall earn the Cash Incentive Units, as determined in accordance with Schedule A, on the date that the Committee certifies as to such determination (including the performance calculations described in Schedule A), which date shall be no later than two and a half months after the end of the performance period extending from January 1, [Year] to December 31, [Year+2], inclusive (the “Performance Period”).
(ii)Performance Period. Subject to the terms and conditions of this Agreement, the Cash Incentive Units earned pursuant to Section 1(b)(i) shall vest and no longer be subject to any restriction upon the expiration of the Performance Period.
(c)Termination of Employment.
(i)General. Upon the Employee’s Termination of Employment during the Performance Period for (A) Cause or (B) any other reason except as specified in Section 1(c)(ii) or 1(c)(iii) below, all Cash Incentive Units then subject to restriction shall be forfeited.
(ii)Job Elimination or Requalification; Good Reason. In the event of the Employee’s Termination of Employment during the Performance Period by the Company as a result of job elimination or requalification, the Employee shall earn a number of Cash Incentive Units equal to the product of (x) the number of Cash Incentive Units determined in accordance with Section 1(b)(i) and (y) a fraction, the numerator of which is the number of full and partial months that have lapsed from the first day of the Performance Period until the date of the Termination of Employment and the denominator of which is the total number of months in the Performance Period; provided, that, in the case of the Employee’s Termination of Employment under such circumstances, the Employee does not breach the CIU Restrictions (as defined in Section 5 below) and the Employee executes and submits to the Company within 10 business days following the last day of each year following such Termination of Employment during the Restricted Period (as defined in Section 5 below) a certification in the form provided to the Employee by the Company that states that the Employee has adhered to and complied with the CIU Restrictions (the “Certification”). Such Cash Incentive Units shall be settled at such time as the Cash Incentive Units would be settled in accordance with Section 2. For the avoidance of doubt, in the event that the Employee incurs a Termination of Employment during the Performance Period by the Company as a result of job elimination or requalification and the Employee fails to comply with the CIU Restrictions or fails to execute and submit each required Certification, the Cash Incentive Units will be forfeited. The benefits and conditions (including the obligations to adhere to and comply with the CIU Restrictions and the requirement to execute and submit the Certifications) described in this Section 1(c)(ii) shall also apply upon a Termination of Employment by the Employee for Good Reason if the Company has entered into a separate written agreement with the Employee providing for payments upon a Termination of Employment for Good Reason not upon or following a Change in Control, in which case “Good Reason” shall have the meaning ascribed to such term (or a term of similar import) in such agreement; provided, that, if the Employee is eligible for Retirement at the time of the Employee’s Termination of Employment by the Employee for Good Reason, the vesting of such Employee’s Cash Incentive Units shall be governed by Section 1(c)(iii) below.
(iii)Retirement/Death/Disability; Retirement Definition. In the event of the Employee’s Termination of Employment during the Performance Period due to the Employee’s death, Disability or Retirement, the Employee shall earn a number of Cash Incentive Units equal to the number of Cash Incentive Units determined in accordance with Section 1(b)(i), assuming that the Employee had remained employed through the Performance Period; provided, that, in the case of the Employee’s Retirement or Disability, the Employee does not breach the CIU Restrictions and the Employee (or in the case of the Employee’s Disability, the Employee’s legal representative on behalf of the Employee, if applicable) executes and submits to the Company within 10 business days following the last day of each year during the Restricted Period following such Termination of Employment the Certification. Such Cash Incentive Units shall be settled at such time as the Cash Incentive Units would be settled in accordance with Section 2. For the avoidance of doubt, in the event that the Employee incurs a Termination of Employment during the Performance Period due to the Employee’s Retirement or Disability and the Employee fails to comply with the CIU Restrictions or fails to execute and submit each required Certification, the Cash Incentive Units will be forfeited. For purposes of this Agreement and notwithstanding section 1(gg) of the Plan, “Retirement” shall mean the Employee’s Termination of Employment at a time when the sum of the Employee’s age and continuous years of service equals or exceeds 65, with a minimum age of 55 and a minimum of five years of continuous service, if such Termination of Employment is approved as a “Retirement” by (1) the Committee in the case of an Employee who is subject to Section 16 of the Exchange Act, or (2) the Chief Executive Officer or Executive Vice President, People and Communications, in the case of all other individuals; provided, however, that if, on the approved date of the Employee’s Termination of Employment due to Retirement, there is a basis for the Company or an Affiliate employer to terminate the employment of the Employee for Cause, then such voluntary cessation of employment by the Employee shall not constitute “Retirement” for purposes of this Agreement. Notwithstanding the foregoing or section 1(gg) of the Plan, in the event that Employee is subject to the laws of a foreign jurisdiction where the above definition would violate applicable law, “Retirement” shall mean the Employee’s Termination of Employment where the Employee ceases employment with the intention of ceasing to do any further work and on a date that has been agreed by both the Company (or an Affiliate employer) and the Employee in writing in advance in compliance with such local legal requirements; provided, however, that if, on such agreed-upon date, there is a basis for the Company or an Affiliate employer to terminate the employment of the Employee for Cause, then such voluntary cessation of employment by the Employee shall not constitute “Retirement” for purposes of this Agreement.
(iv)Employment. For purposes of this Agreement, employment with the Company shall include employment with the Company’s Affiliates and successors. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time.
2.Settlement of Units.
Subject to Section 7 (pertaining to the withholding of taxes), and except as otherwise provided in Section 6, as soon as practicable after the date on which the Performance Period expires and the Committee certifies as to the determination of the number of earned Cash Incentive Units, and in no event later than two and a half months after the end of the Performance Period, the Company shall deliver to the Employee or his or her personal representative a lump sum amount equal to $1.00 for each Cash Incentive Unit earned pursuant to this Agreement.

3.Nontransferability of the Cash Incentive Units.
The Cash Incentive Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise; provided, however, that nothing in this Section 3 shall prevent transfers by will or by the applicable laws of descent and distribution. Any purported or attempted transfer of such Cash Incentive Units in contravention of this Section 3 shall be null and void.
4.Rights as a Stockholder.
The Employee shall not be entitled to any rights of a stockholder with respect to the Cash Incentive Units (including, without limitation, any voting or dividend rights).
5.Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.
(a)The Employee acknowledges that during the course of employment or engagement with the Company and its Affiliates the Employee has received and will continue to have access and exposure to secret and proprietary information, including but not limited to information about the Company’s and its Affiliates’ business, business practices and processes, customers, and prospective customers, the value of which is derived in part from the fact that the information is not generally known to the public (“Confidential Information”). The Employee acknowledges that the Company and its Affiliates have spent significant time, effort and resources protecting the Confidential Information and that the Confidential Information has contributed to customer goodwill and is of significant competitive value to the Company and its Affiliates in the businesses in which they compete, and that the use or disclosure, even if inadvertent, of the Confidential Information to or for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company and its Affiliates. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company and its Affiliates, to protect the Confidential Information against inappropriate use or disclosure, and in consideration of the grant of and the opportunity to earn the Cash Incentive Units in accordance with the provisions of this Agreement, the Employee hereby covenants and agrees to comply with the confidentiality, non-competition, non-solicitation and non-disparagement provisions set forth in this Section 5(a) (collectively, the “CIU Restrictions”). Except to the extent expressly provided otherwise below, the Employee agrees to comply with the CIU Restrictions for the period commencing on the Grant Date and extending through the later of (1) the expiration of the Performance Period, in the event of the Employee’s Termination of Employment during the Performance Period (A) by the Company as a result of job elimination or requalification, (B) by the Employee for Good Reason (if the Company has entered into a separate written agreement with the Employee providing for payments upon a Termination of Employment for Good Reason not following a Change in Control), or (C) due to the Employee’s Retirement or Disability and (2) in the event of the Employee’s Termination of Employment during the Performance Period for any other reason, the date that is 12 months following the Employee’s Termination of Employment (such period, the “Restricted Period”).
(i)The Employee will use Confidential Information gained during employment or engagement with the Company or any Affiliate for the benefit of the Company only and, without the prior written consent of the Company, shall not, at any time during the Restricted Period or thereafter, directly or indirectly, divulge, reveal or communicate any Confidential Information to any person or entity whatsoever, or use any Confidential Information for the Employee’s own benefit or for the benefit of others, other than as required by law or legal process. For purposes of the foregoing, Confidential Information shall not include information that was or is available to the Employee on a non-confidential basis from a source other than the Company or becomes generally available to the public, other than as a result of disclosure by the Employee. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this paragraph shall prohibit the Employee from (1) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (2) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (3) making disclosures that are protected by the National Labor Relations Act or similar applicable law. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(ii)The Employee shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by, consult with, render services for, or be connected in any other manner with, any Competing Business, whether for compensation or otherwise. For the purposes of this Agreement, a “Competing Business” shall be any business in the United States which is engaged in the sale or provision of employee benefits or other products or services of the type offered by the Company or its Affiliates (including, without limitation, disability, life, accident, critical illness, hospital indemnity, dental, and vision insurance products; leave and absence management support services; and behavioral health services), unless the Employee’s primary duties and responsibilities with respect to such business are not related to the management, operation or provision of such products or services. Notwithstanding the requirements of this paragraph, the Employee shall not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is deemed to be a Competing Business.
(iii)The Employee shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, either for the Employee’s own benefit or purpose or for the benefit or purpose of any other person or entity, solicit, assist, or induce any Covered Employee to terminate his or her relationship with the Company or its Affiliates (regardless of who first initiates the communication), or help another person or entity evaluate any Covered Employee as an employment candidate, or offer to employ, call on, or actively interfere with the Company’s or any Affiliate’s relationship with any Covered Employee, provided that this paragraph shall not prohibit general solicitations in the form of classified advertisements or the like in newspapers, on the internet, or in other media. For purposes of this Agreement, “Covered Employee” means an individual who is an employee, representative, or officer of the Company or any Affiliate at the time of the solicitation, assistance, or inducement or as of the date of the Employee’s Termination of Employment.
(iv)The Employee shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, either for the Employee’s own benefit or purpose or for the benefit or purpose of any other person or entity, use any Confidential Information to solicit or accept any business from any customers of the Company or any Affiliate, or any broker with regard to customers of the Company or any Affiliate (regardless of who first initiates the communication), whom the Employee serviced, solicited or had contact with while employed or engaged by the Company or any Affiliate.
(v)The Employee shall not, at any time during the Restricted Period, directly or indirectly, disparage or make any statement, oral or written, public or in private, which is reasonably foreseeable as harming the Company’s or any Affiliate’s business interests or impacts negatively on the Company’s or any Affiliate’s business reputation or reputation in the community. Nothing in this paragraph will be construed to prevent the Employee from (x) truthfully communicating with or responding to a request for information from a federal, state, administrative agency or court or (y) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful.
(b)Any termination of the Employee’s employment or the termination or expiration of this Agreement shall have no effect on the continuing operation of this Section 5.

(c)The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Employee’s future employment imposed by this Section 5 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, the Employee and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction. Notwithstanding the foregoing, if any of the covenants in Sections 5(ii), 5(iii) or 5(iv) above would not be enforceable by the Company against the Employee based upon the controlling law in the state where the Employee primarily resided when last employed by the Company if the governing law provision in Section 10 below would not control, the Company shall not seek to enforce any such covenants against the Employee.
(d)The Employee acknowledges and agrees that any breach or threatened breach of the CIU Restrictions will result in substantial, continuing and irreparable injury to the Company and/or its Affiliates. Therefore, in addition to any other remedy that may be available to the Company and/or its Affiliates, the Company and/or its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company or any Affiliate may have.
6.Adjustment; Change in Control.
In the event of certain transactions during the Performance Period, the Cash Incentive Units shall be subject to adjustment as provided in Section 3(d) of the Plan or any applicable successor provision under the Plan.
Notwithstanding anything in Section 1 to the contrary, subject to Section 3(d) of the Plan or any applicable successor provision under the Plan, upon the occurrence of a Change in Control, the Cash Incentive Units shall (i) be earned as determined in accordance with Schedule A (provided that, in this event, the date of the Change in Control shall be deemed the last day of the Performance Period solely for the purpose of calculating performance as set forth in Schedule A), (ii) shall remain outstanding and shall vest and be subject to restriction until the end of the Performance Period in accordance with Section 1(b)(ii), and (iii) subject to this Section 6, shall be settled by the Company as provided in Section 2. For purposes of this Agreement, Cash Incentive Units that are deemed earned upon, and remain outstanding following, a Change in Control pursuant to this Section 6 shall be referred to as “Assumed CIUs”.
Notwithstanding anything in Section 1 to the contrary, (A) upon a Termination of Employment of the Employee occurring upon or during the two years immediately following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed CIUs) by reason of death, Disability or Retirement, by the Company without Cause, or by the Employee for Good Reason (as defined in the Plan, except that if the Employee is covered by a separate written plan or agreement providing for payments upon a Termination of Employment for Good Reason upon or within two years following a Change in Control, then as such term (or a term of similar import) is defined in such plan or agreement), then such Assumed CIUs shall become free of all restrictions and fully vested and shall be settled as soon as practicable following the date of Termination of Employment (but not later than 30 days thereafter); provided, however, in each case, that any Assumed CIUs that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, only be so settled if the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code and shall otherwise only be settled on the earliest date permissible under Section 409A of the Code; (B) upon a Termination of Employment of the Employee occurring more than two years following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed CIUs) by reason of death, Disability or Retirement, then such Assumed CIUs shall become free of all restrictions and fully vested and shall be settled in accordance with Section 2 hereof; and (C) upon a Termination of Employment of the Employee occurring more than two years following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed CIUs) by the Company without Cause or by the Employee for Good Reason (as defined in the Plan, except that if the Employee is covered by a separate written agreement providing for payments upon a Termination of Employment for Good Reason not following a Change in Control, then as such term (or a term of similar import) is defined in such agreement), then a portion of such Employee’s Assumed CIUs, equal to the full value of the Assumed CIUs multiplied by a fraction, the numerator of which is the number of full and partial months that have lapsed from the first day of the Performance Period until the date of the Termination of Employment and the denominator of which is the total number of months in the Performance Period, shall become free of all restrictions and be vested and shall be settled in accordance with Section 2 hereof (for the avoidance of doubt, if an Employee who is eligible for Retirement incurs a Termination of Employment by the Company without Cause or by the Employee for Good Reason, the vesting of such Employee’s Assumed CIUs shall be governed by subsection (B) hereof). Nothing in this Section 6 shall preclude the Company from settling, upon a Change in Control, any Cash Incentive Units (to the extent effectuated in accordance with Treasury Reg. § 1.409A-3(j)(4) (ix)).
7.Taxes and Withholding.
No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income, employment or other tax purposes with respect to any Cash Incentive Units, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 7, and the Company shall, to the extent permitted by law, have the unilateral right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from cash payable upon settlement of the Cash Incentive Units that gives rise to the withholding requirement.
8.Notices.
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:
At the most recent address
on file at the Company
If to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: Executive Compensation, Human Resources
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.
9.Effect of Agreement.
This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.Laws Applicable to Construction; Consent to Jurisdiction.
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Cash Incentive Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.
11.Severability.
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
12.Conflicts and Interpretation.
Except with regard to the definition of “Retirement” set forth in Section 1(c)(iii) hereof, in the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Employee hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions thereof. The Employee and the Company each acknowledge that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties or either of them, with respect to the subject matter hereof.
13.Amendment.
The Company may modify, amend or waive the terms of the Cash Incentive Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Employee without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
14.Section 409A.
It is the intention of the Company that the Cash Incentive Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code, or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no settlement of or failure to settle the Cash Incentive Units pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Cash Incentive Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Employee’s termination of employment shall not be settled until the date that the Employee incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Employee is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the first business day following the expiration of six months following the date of such “separation from service”, or if earlier, the date of the Employee’s death). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may make such an amendment, notwithstanding Section 13 above, effective as of the Grant Date or any later date, without the consent of the Employee. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A of the Code.

15.Headings.
The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
16.Counterparts.
This Agreement may be executed in counterparts, which together shall constitute one and the same original.
17.Waiver and Release.
In consideration for the granting of the Cash Incentive Units, the Employee hereby waives any and all claims whether known or unknown that the Employee may have against the Company and its Subsidiaries and Affiliates and their respective directors, officers, shareholders, agents or employees arising out of, in connection with or related to the Employee’s employment, except for (1) claims under this Agreement, (2) claims that arise after the date hereof and obligations that by their terms are to be performed after the date hereof, (3) claims for compensation or benefits under any compensation or benefit plan or arrangement of the Company and its Subsidiaries and Affiliates, (4) claims for indemnification respecting acts or omissions in connection with the Employee’s service as a director, officer or employee of the Company or any of its Subsidiaries and Affiliates, (5) claims for insurance coverage under directors’ and officers’ liability insurance policies maintained by the Company or any of its Subsidiaries or Affiliates, (6) any right the Employee may have to obtain contribution in the event of the entry of judgment against the Company as a result of any act or failure to act for which both the Employee and the Company or any of its Subsidiaries or Affiliates are jointly responsible, or (7) claims under the California Fair Employment and Housing Act. The Employee waives any and all rights under the laws of any state (expressly including but not limited to Section 1542 of the California Civil Code), which is substantially similar in wording or effect as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the Release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
This waiver specifically includes all claims under the Age Discrimination in Employment Act of 1967, as amended. The Employee acknowledges that the Employee (a) has been advised to consult an attorney in connection with entering into this Agreement; (b) has 21 days to consider this waiver and release; and (c) may revoke this waiver and release within seven days of execution upon written notice to Legal Counsel, Employment and Labor, Law Department, Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402. The waiver and release will not become enforceable until the expiration of the seven-day period. If the waiver and release is revoked during such seven-day period, the grant shall be void and of no further effect.
18.Confidentiality of Schedule A to this Agreement.
By executing this Agreement, the Employee acknowledges and agrees that the provisions of Schedule A to this Agreement shall be deemed confidential information (except with respect to information that becomes generally available to the public other than as a result of disclosure by the Employee, and then only to such extent), and that the Employee will keep confidential all such provisions and shall not disclose them, directly or indirectly, to any person other than the Employee’s legal advisor as necessary in obtaining legal advice (provided that such advisor is informed of the confidential nature of such provisions and is subject to confidentiality and non-disclosure duties or obligations with respect to such provisions that are no less restrictive than those contained in this Section) or as required by law or legal process.
19.Clawback.
Notwithstanding any provisions in this Agreement to the contrary, the Employee hereby acknowledges and agrees that any amounts paid or provided to the Employee pursuant to this Agreement,

which amounts are subject to recovery for any reason under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company from time to time, will be subject to all applicable deductions and clawback pursuant to such law, government regulation, stock exchange listing requirement, or policy as in effect from time to time. For purposes of the foregoing, the Employee expressly and explicitly authorizes the Company’s recovery of any covered compensation under such law, government regulation, stock exchange listing requirement, or policy through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Employee, whether in the form of wages, severance, vacation pay or any other benefit or for any other reason.
20.Disclosures.
Nothing in this Agreement (including Schedule A hereto) shall be construed to restrict the Employee’s ability to make a confidential disclosure of any trade secret or other confidential information, without notice to or approval by the Company, to a government official or an attorney for the sole purpose of reporting or assisting in the investigation of a suspected violation of law and the Employee shall not be held liable under this Agreement or under any federal or state trade secret law for any such disclosure.
21.Foreign Jurisdictions. This Agreement shall be construed, interpreted and applied in such a manner as shall be necessary to comply with any legal or regulatory requirements of any non-United States jurisdiction to which the Employee is or becomes subject. The Company hereby delegates to each of the officers of the Company the authority for the interpretation of such matters, whose interpretations shall be final, binding and conclusive on the Employee and all individuals claiming any rights or benefits hereunder. The following provisions shall also apply only with respect to non-U.S. employees:
(a)    The Employee shall have no rights under any employment agreement (or any alleged breach of it), whether on termination of his or her employment (whether lawfully or in breach) or otherwise, to any damages for breach of contract in respect of the loss of any benefits or any rights (including the grant or vesting of any incentives) that he or she may have received had he or she continued to have been employed.
(b)    By executing this Agreement, the Employee also agrees to, and shall be deemed to have provided to the Company, the data protection and monitoring acknowledgement set forth in Schedule 1 attached hereto.
IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

Date: [Acceptance Date]	EMPLOYEE: [Participant Name]

[Signature]

UNUM GROUP

By:
[Signature]
[Name]
[Title]

Schedule A
Subject to the terms and conditions of the Agreement, the Employee shall earn a number of Cash Incentive Units, based on the following steps.
First, the number of Cash Incentive Units granted as provided in Section 1(a) (the “Initial Cash Incentive Units”) will be deemed to accrete over the three-year Performance Period based on (i) a targeted Adjusted Book Value growth multiple for the Performance Period derived from applying an 8% compound annual growth rate for each one-year period during the Performance Period, and (ii) the targeted annual dividend yields over the Performance Period (2.49% in the first year, increasing by 10% in each of the next two years), with such annual yields (rounded to two decimals) accumulated over the Performance Period to determine the cumulative dividend yield. The sum of the foregoing clauses (i) and (ii), each expressed as a percentage, is referred to herein as the “Targeted Growth”. The number of accreted Cash Incentive Units for the Performance Period that is obtained by multiplying the Targeted Growth by the Initial Cash Incentive Units is hereinafter referred to as the “Accreted CIUs Target”.
Second, the Company’s actual Adjusted Book Value growth multiple over the Performance Period will be determined by dividing (x) the Adjusted Book Value as of the end of the Performance Period (determined as of December 31, 2028) by (y) the Adjusted Book Value as of the beginning of the Performance Period (determined as of December 31, 2025).
As used herein, “Adjusted Book Value” means, as of any date of determination, the total stockholders’ equity of the Company and its subsidiaries, as reflected on the consolidated balance sheet of the Company and its subsidiaries at such date prepared in accordance with generally accepted accounting principles, adjusted to exclude the value of accumulated other comprehensive income or loss reflected on such consolidated balance sheet. Adjusted Book Value shall be further adjusted during the Performance Period to exclude the impacts of (i) adjustments resulting from changes in accounting policy or in legal or regulatory rules or laws; (ii) any acquisitions, divestitures or block reinsurance transactions; (iii) regulatory, legal, or tax settlements; (iv) adjustments to the closed block of business; (v) the effect of changes to strategic asset allocation; (vi) debt repurchase or retirement; (vii) stock repurchase or issuance; (viii) fees or assessments, including tax assessments, from legislation enacted after the date hereof; (ix) reserve assumption updates; (x) asset impairments, including, but not limited to, those related to premiums receivable, reinsurance recoverable, property and equipment, right-of-use assets, value of business acquired and goodwill; (xi) restructuring costs; and (xii) the effect of a global pandemic or other economic or environmental pressures impacting results.
Third, the value obtained in the second step above will be added to the Company’s Cumulative Dividend Yield over the Performance Period (such sum, the “Actual Growth”). As used herein, “Cumulative Dividend Yield” means the sum of cash dividends paid per share of the Company’s common stock over the Performance Period divided by $77.50, the closing price per share on December 31, 2025.
Fourth, the Actual Growth will be divided by the Targeted Growth to determine the “Achievement Multiplier”.
Fifth, the final number of Cash Incentive Units earned will be equal to the product obtained by multiplying (i) the Achievement Multiplier, by (ii) the TSR Factor as set forth in the chart below based on the TSR Percentile Ranking (as defined below), by (iii) the Accreted CIUs Target.

TSR Percentile Ranking	TSR Factor
75% or above	1.2
62.5%	1.1
50%	1.0
37.5%	0.9
25% or below	0.8

If the TSR Percentile Ranking is in between the numbers appearing on the chart, the TSR Factor shall be calculated based on straight line interpolation, rounded to the nearest hundredth of a point, with the final number of Cash Incentive Units earned rounded to three decimal places.
For purposes of this fifth and final step:
“Peer Group” shall mean the following group of peer companies: Aflac Incorporated, Globe Life Inc., The Hartford Financial Services Group, Inc., Lincoln National Corporation, MetLife, Inc., Principal Financial Group, Inc., Prudential Financial, Inc., and Voya Financial, Inc. A company shall be removed from the Peer Group if it: (i) ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; (ii) has gone private; (iii) has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or (iv) has been acquired by another company (whether by another company in the Peer Group or otherwise, but not including internal reorganizations) or has sold all or substantially all of its assets. A company that is removed from the Peer Group before the end of the Performance Period will be excluded from the calculation of TSR Percentile Ranking.
“Total Shareholder Return” shall mean total shareholder return as applied to the Company or any company in the Peer Group, determined by comparing the average of the applicable company’s closing stock prices over the 20 trading days immediately preceding the first day of the Performance Period with the average of the applicable company’s closing stock prices over the last 20 trading days of the Performance Period, including dividends and distributions made or, with respect to which a record date has occurred, declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Peer Group) during the Performance Period.
“TSR Percentile Ranking” shall mean the relative ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of the Peer Group companies, expressed as a percentile ranking.
Except as provided in Section 18 or 20 of the Agreement, the provisions of this Schedule A are strictly confidential and shall not be disclosed, directly or indirectly, to any person other than the Employee’s legal advisor as necessary in obtaining legal advice (provided that such advisor is informed of the confidential nature of such information and is subject to confidentiality and non-disclosure duties or obligations with respect to such information that are no less restrictive than the provisions of Section) or as required by law or legal process.

SCHEDULE 1 (FOR NON-U.S. EMPLOYEES)
Data Protection and Monitoring Acknowledgement
To: [Name of Employer] (the “Company”)
I hereby acknowledge having been informed that the Company and Affiliates may hold and process information about me for legal, personnel, administrative and management purposes and, in particular, collecting and processing: (a) contact information to create and maintain my employee records, grant me access to internal systems, manage an internal employee directory, and communicate with me for business purposes or emergencies; (b) national identification information to ensure my eligibility to work; (c) information about the duration of sick leave to monitor sick leave and sick pay, to administer benefits and take decisions as to my fitness to work or the need for adjustments in the workplace; (d) performance and job-related information, qualifications, and professional memberships to administer performance reviews, benefits and other awards, staff restructuring, conflict of interest reporting, as well as assess my personal and professional development; (e) disciplinary, capability, and conduct information required to carry out disciplinary and grievance procedures, internal investigations and considering reports (which may be submitted anonymously) under any whistle-blowing procedure; (f) any information relating to criminal proceedings in which I have been involved to determine my suitability for certain jobs; and (g) financial, salary, and benefits information for the payment of wages and other benefits; (h) biometric information to monitor and record my hours of work where permitted by law; and (i) beneficiaries, dependents, and emergency contact information to administer benefits and contact the designated contacts in the case of emergency (my “Personal Data”).
I understand that, notwithstanding anything to the contrary herein, Company may process my Personal Data without my consent under certain lawful bases, including when processing is necessary for the performance of a contract to which I am a party; when processing is necessary for compliance with a legal requirement; or when processing is necessary to protect vital interests.
I agree that the Company may make my Personal Data available to Affiliates, those who provide products or services to the Company and Affiliates (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organizations, current or potential investors and potential purchasers of the Company or the business in which I work. I agree that the Company may use and make my Personal Data available to third parties to comply with obligations to third parties; establish or defend legal claims or allegations; and detect security incidents, protect against malicious deceptive, fraudulent, or illegal activity.
I understand that my Personal Data may be transferred to any Affiliate established outside the European Economic Area, and in particular to the United States. I acknowledge that these countries may not have laws in place to adequately protect my privacy, but that a Data Transfer Agreement which utilized EU Model Clauses has been implemented with such Affiliates.
I understand that all communications (whether by telephone, email or any other means) which are transmitted, undertaken or received using Company property or on Company premises will be treated by the Company as work related and are subject to occasional interception, recording and monitoring without further notice. I do not regard any such communications as private and I consent to such interception, recording and monitoring.
Interception, recording and monitoring of communications is intended to protect the Company’s business interests (for example, but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements). I acknowledge that intercepted communications may be used as evidence in any disciplinary or legal proceedings.

I understand that I have the right to withdraw my agreement to the collection and processing of Personal Data. If I would like to withdraw my agreement, I can contact the Privacy Office at privacy@unum.com or 1-877-684-1241.
I have read, understood and agreed to the above of my own free will.